EXHIBIT 10.1
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of June 30, 2008, by and between COMERICA BANK (“Bank”) and SAFEGUARD DELAWARE, INC. (“Safeguard Delaware”) and SAFEGUARD SCIENTIFICS (DELAWARE), INC. (“SSDI”; SSDI and Safeguard Delaware are sometimes referred to, individually, as a “Borrower” and collectively, as the “Borrowers”).
RECITALS
A. Borrowers and Bank are parties to that certain Loan Agreement dated as of May 10, 2002, as amended from time to time, including without limitation by a First Amendment to Loan Agreement dated as of May 9, 2003, a Second Amendment to Loan Agreement dated as of February 12, 2004, a Third Amendment to Loan Agreement dated as of May 8, 2004, a Fourth Amendment to Loan Agreement dated as of September 30, 2004, a Fifth Amendment to Loan Agreement dated as of May 2, 2005, a Sixth Amendment to Loan Agreement dated as of August 1, 2005, a Seventh Amendment to Loan Agreement dated as of May 4, 2006, an Eighth Amendment to Loan Agreement dated as of February 28, 2007 and a Ninth Amendment to Loan Agreement dated as of May 2, 2007 (collectively, the “Original Agreement”).
B. Borrowers and Bank wish to amend and restate the terms of the Original Agreement. This Agreement sets forth the terms on which Bank will advance credit to Borrowers and Borrowers will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.
2. LOAN AND TERMS OF PAYMENT.
2.1 Credit Extensions.
(a) Promise to Pay. Each Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, (1) Borrowers may request Advances at any time before the Revolving Maturity Date in an aggregate amount not to exceed the Revolving Line minus (x) the face amount of outstanding Letters of Credit and minus (y) the face amount of outstanding Partner Company Guaranties (such resulting aggregate amount, the “Revolving Limit”), and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium. If at any time the aggregate outstanding Advances made under this Section exceed the Revolving Limit, Borrowers shall immediately pay Bank the excess in cash. Prior to the Revolving Maturity Date, Borrowers shall secure in cash all obligations under any outstanding Partner Company Guaranties on terms acceptable to Bank.
(ii) Form of Request. Whenever Borrowers desire an Advance, a Borrower will notify Bank by facsimile transmission or telephone no later than 3:30 p.m. Eastern time (1:30 p.m. Pacific time for wire transfers), on the Business Day prior to the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reasonable reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to a Borrower’s deposit account
(iii) Letter of Credit Sublimit. Subject to availability within the Revolving Limit, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrowers such Letters of Credit as a Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed $10,000,000, and (ii) shall be deemed to constitute Advances for the purpose of calculating the Revolving Limit. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrowers will pay any standard issuance and other fees that Bank notifies a Borrower it will charge for issuing and processing Letters of Credit, including Bank’s fee equal to 1.5% per annum of the face amount of each Letter of Credit, payable annually in advance (provided that for Letters of Credit outstanding on the date hereof, such 1.5% fee shall only be assessed when such Letters of Credit are renewed, if ever). Prior to the Revolving Maturity Date, Borrowers shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.
2.2 Interest Rates, Payments, and Calculations.
(a) Interest Rates. Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to the Prime Rate.
(b) Late Fee; Default Rate. If any payment is not made within 10 days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points (5%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.
2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as a Borrower specifies. After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.4 Fees. Borrowers shall pay to Bank the following:
(a) Unused Commitment Fee. A commitment fee equal to 0.125% of the difference between the Revolving Line and the average Daily Balance for each quarter, which fee shall be paid quarterly in arrears, provided that Bank shall waive such fee for each quarter in which Borrowers, collectively, maintain an average Daily Balance greater than $18,750,000 in deposit accounts with Bank.
(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.
2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 14.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
3. CONDITIONS OF LOANS.
3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a) this Agreement;
(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c) a UCC financing statement;
(d) an amendment and affirmation of guaranty of the Guarantor;
(e) payment of the fees and Bank Expenses then due specified in Section 2.44;
(f) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record on the Borrower’s property;

(g) current financial statements, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;
(h) current Compliance Certificate in accordance with Section 6.2;
(i) a Collateral Information Certificate; and
(j) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
Notwithstanding the delivery of a UCC financing statement in accordance with Section 3.1(c), Bank shall not file such financing statement until an Event of Default has occurred.
3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;
(b) the balance of Borrowers’ cash and Cash Equivalents are such that Borrowers will be in compliance with Section 6.6 both before and after the making of the requested Credit Extension; and
(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
4. CREATION OF SECURITY INTEREST.
4.1 Grant of Security Interest. Each Borrower hereby grants to Bank a security interest in the Collateral, as security for the prompt performance of the Obligations. Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to apply the Collateral against the Obligations. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding, but only to the extent of such Obligations. Each Borrower authorizes Bank to hold balances maintained by a Borrower or Borrowers in accounts (including without limitation money market accounts and deposit accounts) and certificates of deposit at Bank up to the aggregate outstanding balance of the Credit Extensions in pledge and to decline to honor any checks, drafts or other items of payment or directions to wire or otherwise transfer funds from Bank (and agrees that any accounts maintained at Bank’s Affiliates will be subject to Bank’s right to direct such Affiliate or securities intermediary not to honor payment or transfer instructions), if and to the extent that after giving effect to the payment of any such item or transfer of such funds or assets, Borrowers would not (in Bank’s sole discretion) be in compliance with this Agreement including without limitation Section 6.6.
5. REPRESENTATIONS AND WARRANTIES.
Each Borrower represents and warrants as follows:
5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in either Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.
5.3 No Prior Encumbrances. The Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.
5.4 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.
5.5 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.
5.6 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period(s) then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
5.7 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
5.8 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
5.9 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
6. AFFIRMATIVE COVENANTS.
Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:
6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable environmental laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so would reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
6.2 Financial Statements, Reports, Certificates.
(a) Borrowers shall deliver to Bank: as soon as available, but in any event within forty five (45) days after the last day of each fiscal quarter ending March 31, June 30 and September 30 (or such longer period of time as may be afforded by the Securities and Exchange Commission pursuant to Rule 12b-25), (i) Guarantor’s report on Form 10-Q filed or required to be filed with the Securities and Exchange Commission, (ii) Guarantor-prepared consolidating financial statements of Guarantor and its Subsidiaries prepared in accordance with GAAP, consistently applied, and (iii) a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit D hereto;
(b) Borrowers shall deliver to Bank: as soon as available, but in any event within ninety (90) days after the end of each Borrower’s fiscal year (or such longer period of time as may be afforded by the Securities and Exchange Commission pursuant to Rule 12b-25), (i) Guarantor’s report on Form 10-K filed or required to be filed with the Securities and Exchange Commission, (ii) Guarantor-prepared consolidating financial statements of Guarantor and Borrowers prepared in accordance with GAAP, consistently applied, and (iii) a Compliance Certificate in substantially the form of Exhibit D attached hereto;
(c) As soon as possible and in any event within three calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or proposes to take with respect thereto.
Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver the Compliance Certificate, in substantially the form of Exhibit D attached hereto, bearing the physical signature of the Responsible Officer to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five Business Days of submission of the unsigned electronic copy.

6.3 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
6.4 Insurance. Borrower shall maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.
6.5 Impairment Charges. Measured on a consolidated basis as reported in Borrower’s Form 10K, impairment charges relating to Partner Companies on a cumulative basis during the term of this Agreement shall not exceed $50,000,000.
6.6 Depository Balances. At all times, Borrowers collectively shall maintain in unrestricted deposit accounts maintained by Bank (including without limitation deposit account #1892-76681-5), or in certificates of deposit issued by Bank, or in securities accounts maintained with Comerica Securities, Inc. under securities account control agreements acceptable to Bank, a balance (the “Required Cash Balance”) of cash and Cash Equivalents that is at least equal to 100% of the balance of the outstanding Advances, outstanding Letters of Credit, and outstanding obligations that are subject to, or covered by, any Partner Company Guaranties (collectively, the “Guaranteed Obligations”), provided that for the purpose of calculating the Required Cash Balance, the amount of the Guaranteed Obligations shall be the amounts actually outstanding, and not the commitment amount under the loan agreement or other document or instrument under which such Guaranteed Obligations are incurred. Borrowers shall maintain their principal depository accounts with Bank. Each Borrower authorizes Bank to decline to honor any checks, drafts or other items of payment or directions to wire or otherwise transfer funds from Bank (and agrees that any securities accounts maintained in connection with this Section 6.6 will be subject to Bank’s right to direct the securities intermediary not to honor payment or transfer instructions) if and to the extent that, after giving effect to the payment of any such item or transfer of such funds or assets, Borrowers would not (in Bank’s sole discretion) be in compliance with this Section 6.6. Borrowers acknowledge that Bank may, similarly, decline to make any Credit Extensions in respect of any facilities covered by a Partner Company Guaranty if, after giving effect to such Credit Extension, Borrowers would not be in compliance with this Section 6.6.
6.7 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
7. NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:
7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”) all or any part of its business or property, other than Transfers of securities, including debt and equity securities and partnership interests, in the ordinary course of Borrowers’ businesses.
7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without providing written notification to Bank within 24 hours of such replacement; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than Partner Companies. Notwithstanding the foregoing, this Section 7.3 shall not apply to (i) transactions in which all outstanding Obligations are satisfied in full concurrent with the closing of that transaction, and any commitment by Bank to make any additional Credit Extensions is terminated, or (ii) acquisitions or dispositions of Partner Companies (or interests therein) made in the ordinary course of Borrowers’ businesses, regardless of the form of such transactions.
7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary (other than a Partner Company) so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.
7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.
7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, membership unit or partnership interests, except that Borrower may make distributions in accordance with its Charter Documents in the ordinary course of Borrower’s business as long as an Event of Default does not exist prior to such distributions or would not exist after giving effect to such distributions.
7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business or as disclosed in Guarantor’s Annual Report on Form 10-K and related proxy statement, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.8 Subordinated Debt. Make any payment in respect of any Subordinated Debt if an Event of Default exists at the time of such proposed payment or would exist after giving effect thereto provided that Guarantor may use the proceeds of the Debentures to repay pre-existing debt obligations as set forth in the Offering Memorandum dated February 11, 2004 relating to the Debentures, whether through repurchase, retirement, or one or more privately negotiated transactions.
7.9 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
8. EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
8.1 Payment Default. If a Borrower fails to pay, within five Business Days of the date due, any of the non-principal or non-interest Obligations hereunder, or fails to pay, when due, any of the principal or interest Obligations hereunder;

8.2 Covenant Default.
(a) If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within 20 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof;
8.3 Borrower Composition. If a Borrower is dissolved or any action is taken to effect such dissolution, or if a Change in Control occurs, or if a Borrower’s or Guarantor’s existence is otherwise terminated or any action is taken to effect such termination.
8.4 Material Adverse Change. If Bank determines that a Material Adverse Effect has occurred;
8.5 Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, stayed, discharged or rescinded within 10 days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower (provided that no Credit Extensions will be required to be made during such cure period);
8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.7 Other Agreements. If there is (i) a default or failure by Borrower to perform any obligation in any agreement to which a Borrower (after the expiration of any grace or cure period applicable thereto) is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $2,000,000 or that is reasonably likely to have a Material Adverse Effect, (ii) an Event of Default or an “event of default” or a “designated event” occurs under the Debentures, or (iii) if Borrowers fail to notify Bank of any default or failure by Guarantor to perform any material obligation under the Debentures;
8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;
8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $3,000,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or
8.11 Guaranty. If the Guaranty ceases for any reason to be in full force and effect, or the Guarantor fails to perform any obligation under the Guaranty, or any misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in the Guaranty or in any certificate delivered to Bank in connection with the Guaranty, or the Guarantor revokes or purports to revoke its obligations under the Guaranty, or if any of the circumstances or events described in any of Sections 8.3 through 8.10 occurs with respect to the Guarantor or its property.

9. BANK’S RIGHTS AND REMEDIES.
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);
(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;
(c) Decline to honor any checks, drafts or other items of payment or directions to wire or otherwise transfer funds from Bank or Bank’s Affiliate, or any request by Borrower or any other Person to pay or otherwise transfer any part of any balances maintained at Bank or Bank’s Affiliate; and
(d) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank.
9.2 Right of Setoff; Deposit Accounts. Upon and after the occurrence of any Event of Default, Bank is hereby authorized by each Borrower, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of a Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to a Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.
9.3 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.
9.4 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.4 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.
9.5 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment at maturity or otherwise, any other notices relating to the Obligations, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.

10. NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	c/o Safeguard Delaware, Inc. 1105 N. Market St., Suite 1300 Wilmington, DE 19801 Attn: Chief Financial Officer FAX: (302) 427 — 4607

with a copy to:

Safeguard Scientifics, Inc. 435 Devon Park Drive, Building 800 Wayne, PA 19087 Attn: Brian J. Sisko Senior Vice President and General Counsel Fax: (610) 482-9105

If to Bank:	Comerica Bank 75 E Trimble Road Mail Code 4770 San Jose, CA 95131 Attn: Manager Fax: (408) 556-5091

with a copy to:	Comerica Bank 1000 Winter Street, Suite 3600 Waltham, MA 02451 Attn: Jonathan Gray Fax: 781-487-5178
The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12. REFERENCE PROVISION.
12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
12.2 With the exception of the items specified in clause 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
12.3 The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
12.4 The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within 10 days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within 15 days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within 120 days after the date of the conference and (iii) report a statement of decision within 20 days after the matter has been submitted for decision.
12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven days written notice, and all other discovery shall be responded to within 15 days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
12.7 Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.
13. CO-BORROWER PROVISIONS.
(a) Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms and Compliance Certificates.
(b) Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
(c) Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.
(d) Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

(e) Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.
(f) Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
(g) Right to Settle, Release.
The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
(h) Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.
14. GENERAL PROVISIONS.
14.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

14.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
14.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
14.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
14.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
14.6 Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.
14.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
14.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
14.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SAFEGUARD DELAWARE, INC.

By:	/s/ Jeffrey B. McGroarty

Title:	Vice President

SAFEGUARD SCIENTIFICS (DELAWARE), INC.

By:	/s/ Jeffrey B. McGroarty

Title:	Vice President

COMERICA	BANK

By:	/s/ Jonathan Gray

Title:	Senior Vice President

EXHIBIT A
DEFINITIONS
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower State” means Delaware, the state under whose laws each Borrower is organized.
“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or the Commonwealth of Pennsylvania are authorized or required to close.
“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (I) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit, time deposits or Euro time deposits maturing no more than one (1) year from the date of investment therein, and (iv) money market accounts.
“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction.
“Charter Documents” means, as to each Borrower, its certificate of incorporation and bylaws.
“Chief Executive Office State” means Pennsylvania, where Guarantor’s chief executive office is located.
“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit B attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Credit Extension” means each Advance, Letter of Credit, Partner Company Guaranty or any other extension of credit by Bank for the benefit of Borrowers hereunder.
“Daily Balance” means the amount of the Obligations owed at the end of a given day.
“Debentures” means those certain Convertible Senior Debentures issued by Guarantor pursuant to the Offering Memorandum dated February 11, 2004, in substantially the form provided to Bank on February 10, 2004, up to an aggregate principal amount of $150,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.
“Guarantor” means Safeguard Scientifics, Inc.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of the Borrowers, taken as a whole or (ii) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
“Partner Company” or “ Partner Companies” means Persons in which a Borrower or Guarantor has an equity investment, as reported or as will be reported in Guarantor’s consolidated financial statements from time to time.
“Partner Company Guaranty” or “Partner Company Guaranties” means one or more guaranties by Borrower for the benefit of Bank.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Indebtedness” means:
(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;
(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c) Guaranties in support of Partner Companies;
(d) Indebtedness in the form of equipment leases or purchase money financing for equipment, provided the aggregate outstanding amount of such Indebtedness does not exceed $5,000,000;
(e) unsecured Indebtedness incurred in a single transaction in an aggregate amount not to exceed $250,000 provided the aggregate amount of all such Indebtedness shall not at any time exceed $1,000,000;
(f) Contingent Obligations in the form of hedging agreements entered into in the ordinary course of a Borrower’s business on terms reasonably acceptable to Bank;
(g) Subordinated Debt; and
(h) Extensions, refinancings, modifications, amendment and restatement of any item of Permitted Indebtedness described in clauses (a) through (f) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.
“Permitted Liens” means the following:
(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;
(c) Liens (i) upon or in any equipment acquired or held by a Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;
(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e) Carrier’s, warehousemen’s , mechanic’s, materialmen’s, repairmen’s or other like Liens imposed by law.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.
“Responsible Officer” means each of the Chief Executive Officer, the Vice President, Operations, the Chief Financial Officer and the Controller of Guarantor.
“Revolving Line” means a Credit Extension of up to $30,000,000.
“Revolving Maturity Date” means June 29, 2009.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“SOS Reports” means the official reports from the Secretary of State of Delaware, each Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).
“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

DEBTOR	SAFEGUARD DELAWARE, INC. and SAFEGUARD SCIENTIFICS (DELAWARE), INC.

SECURED PARTY:	COMERICA BANK
EXHIBIT B
COLLATERAL DESCRIPTION ATTACHMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
(a) All cash, securities, certificates of deposit, instruments, deposit accounts, money market accounts, securities accounts, investment property, financial assets, and any other accounts or property, now owned or hereafter acquired, either held or in possession of Bank, Comerica Securities, Inc. and any of Bank’s Affiliates, and
(b) all proceeds and substitutions thereof, including interest and dividends payable thereon, now or in the future held therein, all interest paid thereon, and all other cash and noncash proceeds of the foregoing.
All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT C
TECHNOLOGY & LIFE SCIENCES DIVISION
LOAN ANALYSIS
LOAN ADVANCE/PAYDOWN REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 3:30 P.M. Eastern Time
DEADLINE FOR WIRE TRANSFERS IS 3:30 P.M. Eastern Time

TO: Loan Analysis	DATE:	TIME:
FAX #: (650) 846-6840

FROM:	SAFEGUARD DELAWARE, INC. and	TELEPHONE REQUEST (For Bank Use Only):
SAFEGUARD SCIENTIFICS
(DELAWARE), INC.
Borrower’s Name
FROM:		The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
Authorized Signer’s Name

FROM:
	Authorized Signature (Borrower)	Authorized Request & Phone #
PHONE #:
Received by (Bank) & Phone #

FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
Comp. Status: YES NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:
All representations and warranties of Borrower stated in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.
*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)       YES  NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name

*Beneficiary Account Number

*Beneficiary Address

Currency Type	US DOLLARS ONLY

*ABA Routing Number (9 Digits)

*Receiving Institution Name

*Receiving Institution Address

*Wire Account	$

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	COMERICA BANK

FROM:	SAFEGUARD DELAWARE, INC. and SAFEGUARD SCIENTIFICS (DELAWARE), INC.
The undersigned authorized officer of SAFEGUARD DELAWARE, INC. and SAFEGUARD SCIENTIFICS (DELAWARE), INC. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending  _____  with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Guarantor:
10Q	Quarterly, within 45 days* (excluding FYE)	Yes	No
10K	FYE within 90 days*	Yes	No

Borrowers:
Quarterly consolidating financial statements	Quarterly, within 45 days* (excluding FYE)	Yes	No
FYE consolidating financial statements	FYE within 90 days*	Yes	No
*or such longer period of time as may be afforded by the Securities and Exchange Commission pursuant to Rule 12b-25

Financial Covenant	Required	Actual	Complies
Minimum Unrestricted Cash at Bank (continuous)	See Agreement		Yes	No
Maximum private company impairment charges	$50,000,000		Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:

Sincerely,		AUTHORIZED SIGNER

Date:

Verified:

SIGNATURE		AUTHORIZED SIGNER

Date:

TITLE

Compliance Status Yes No
DATE

SCHEDULE OF EXCEPTIONS
Permitted Indebtedness (Exhibit A)
None.
Permitted Liens (Exhibit A)
None.
Prior Names (Section 5.5)
None.
Litigation (Section 5.6)
None.